Trademark License Agreement
This Trademark License Agreement ("Agreement"), dated as of March 1, 2019 (the "Effective Date"), is by and between Eco Science Solutions, Inc. ("Licensor") and Haiku Holdings, LLC ("Licensee") (collectively, the "Parties," or each, individually, a "Party").
WHEREAS, Licensor owns the marks consisting of or incorporating herbo, [including the marks covered by the registrations and applications set forth on Schedule 1] ("Licensed Marks"); and
WHEREAS, Licensee wishes to use the Licensed Marks, and Licensor is willing to grant to Licensee a license to use the Licensed Marks in accordance with the terms set forth herein, to facilitate Licensee's conduct of its business, including without limitation lead generation or referral services for one or more financing parties ("Lead Generation Services").
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
1. License.
1.1
License Grant. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee during the Term (as defined below) an exclusive, worldwide, perpetual, non-transferable (except as provided in Section 7), sublicensable license to use the Licensed Marks in connection with the conduct of any lawful business, and use of the Licensed Marks as part of Licensee's (or one or more affiliates) corporate name, company name, or trade name, as applicable.

1.2	Reservation of Rights. Licensor hereby reserves all rights not expressly granted to Licensee under this Agreement.
2. Ownership and Protection of the Licensed Mark.
2.1	Acknowledgment of Ownership. Licensee acknowledges that Licensor owns and will retain all right, title, and interest in and to the Licensed Marks.
2.2
Registration and Maintenance. Licensee has the first right, in its discretion, to file, prosecute, and maintain all applications and registrations for the Licensed Marks at Licensee's expense; provided that Licensee shall make all such filings in Licensor's name and Licensor shall own all resulting registrations and related rights. Licensee shall keep Licensor informed of all developments in connection with the prosecution and maintenance of any registration or application for registration of the Licensed Marks, including any opposition or other challenge by any third party to the ownership or validity of any Licensed Mark or any registration or application for registration thereof. Licensor shall provide, at the request of Licensee and at Licensor's expense, all necessary assistance with such filing, maintenance, and prosecution.

2.3
Enforcement. Licensee shall promptly notify Licensor in writing of any actual, suspected, or threatened infringement, dilution, or other conflicting use of the Licensed Marks by any third party of which it becomes aware. Licensor has the sole right, in its discretion, to bring any action or proceeding with respect to any such infringement, dilution, or other conflict and to control the conduct of any such action or proceeding (including any settlement thereof). Licensee shall provide Licensor with all assistance that Licensor may reasonably request, at Licensor's expense, in connection with any such action or proceeding. Licensor will be entitled to retain any monetary recovery resulting from any such action or proceeding (including any settlement thereof) for its own account.

3.  Payments.
3.1
Royalty. On or before the last business day of each calendar quarter during the term of this Agreement, Licensee shall pay to Licensor a royalty of Ninety percent (90%) of the Net Revenue received by Licensee for Lead Generation Services provided to any third party during the respective preceding calendar quarter. "Lead Generation Services" means the purchase and sale of leads or customer referrals by Licensee to or from one or more third parties under a brand name incorporating the Licensed Marks. "Net Revenue" means the gross amount received by Licensee for Lead Generation Services, less any costs of sales commissions, insurance, customary and usual trade discounts, sales taxes, and duty charges.

3.2
Royalty Statements. At the same time as payments are made under Section 3.1, Licensee shall submit to Licensor a statement showing the total Net Revenue received by Licensee in the relevant calendar quarter.

3.3
Records. Licensee shall keep complete and accurate books and records of its sales of Licensed Products as reasonably necessary for the calculation of royalties payable under Section 3.1. Licensee shall make such books and records available during normal business hours for inspection and audit by Licensor (or its authorized representative) not more than twice per calendar year.

4. Indemnification. Each Party (the "Indemnifying Party") shall indemnify, defend, and hold harmless the other Party and its affiliates, officers, directors, managers, members, employees, agents, attorneys, and representatives (collectively, "Indemnified Parties") against all losses, liabilities, claims, damages, actions, fines, penalties, expenses, or costs (including court costs and reasonable attorneys' fees) ("Losses") arising out of or in connection with any third-party claim, suit, action, or proceeding relating to: (a) any breach of this Agreement by the Indemnifying Party; or (b) the negligence or willful misconduct of the Indemnifying Party. In addition, Licensor shall indemnify, defend, and hold harmless Licensee and its Indemnified Parties against any Losses arising out of or in connection with any third-party claim, suit, action or proceeding claiming or alleging that Licensee's use of the Licensed Marks infringes or misappropriates such third party's intellectual property rights (including trademark, patent, copyright, or trade secret rights).

5. Disclaimer; Limitation of Liability.
5.1
Disclaimer. EACH PARTY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE, IN CONNECTION WITH THIS AGREEMENT AND THE LICENSED MARKS, INCLUDING ANY WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, LICENSOR MAKES NO REPRESENTATION OR WARRANTY THAT ANY LICENSED MARK IS VALID OR THAT THE EXERCISE BY LICENSEE OF ANY RIGHTS GRANTED UNDER THIS AGREEMENT WILL NOT INFRINGE THE RIGHTS OF ANY PERSON.

5.2
Limitation of Liability. NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, EXEMPLARY, SPECIAL, OR PUNITIVE DAMAGES RELATING TO THIS AGREEMENT OR USE OF THE LICENSED MARKS HEREUNDER, WHETHER ARISING OUT OF BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, REGARDLESS OF WHETHER SUCH DAMAGE WAS FORESEEABLE AND WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

6. Term and Termination.
6.1
Term. This Agreement begins on the Effective Date and will remain in force until the tenth (10th) year immediately following the Effective Date, unless earlier terminated pursuant to Section 6.2 or 6.3 ("Term").

6.2
Termination by Licensor. Licensor may terminate this Agreement immediately upon written notice to Licensee if Licensee materially breaches this Agreement and fails to cure such breach within sixty (60) days after receiving written notice thereof.

6.3
Termination by Licensee. Licensee may terminate this Agreement at any time without cause, and without incurring any additional obligation, liability, or penalty, by providing at least ten (10) days' prior written notice to Licensor.

7. Assignment. Licensee may not assign or transfer any of its rights or obligations under this Agreement other than to one of its affiliates without Licensor's prior written consent. Any purported assignment or transfer in violation of this Section --7 will be void and of no force and effect.

8. General Provisions.
8.1	Amendments. No amendment to this Agreement will be effective unless it is in writing and signed by both Parties.
8.2
No Third-Party Beneficiaries. Except as otherwise expressly set forth in Section 4, this Agreement solely benefits the Parties and their respective permitted successors and assigns and nothing in this Agreement, express or implied, confers on any other person any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

8.3	Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together are deemed to be one and the same agreement.
8.4
Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

8.5
Governing Law. This Agreement, including all exhibits, schedules, attachments, and appendices attached to this Agreement and thereto, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the laws of the State of California, without regard to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of California.

8.6
Waiver. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof, nor will any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

8.7
Notices. All correspondence or notices required or permitted to be given under this Agreement must be in writing, in English, and addressed to the other Party at its address set out below (or to any other address that the receiving Party may designate from time to time). Each Party shall deliver all notices by personal delivery, nationally recognized overnight courier (with all fees prepaid), facsimile or email (with confirmation of transmission), or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a notice is effective only (a) upon receipt by the receiving Party and (b) if the Party giving the notice has complied with the requirements of this Section. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as specified in a notice given in accordance with this Section 8.7):

If to Licensor:	Eco Science Solutions, Inc. 1135 Makawao Ave Suite 103-188 Makawao, HI 96768 Facsimile: 949-366-3181 Email: mike.rountree@useherbo.com Attention: Jeff Taylor, CEO
If to Licensee:	Haiku Holding LLC 300 S El Camino Real Ste 206 San Clemente, CA 92672 Facsimile: 949-366-3181 Email: Mrountee@rountreeconsulting.com Attention: Michael Rountree, Owner
8.8
Entire Agreement. This Agreement, including and together with any related exhibits, schedules, attachments, and appendices, constitutes the sole and entire agreement of Licensor and Licensee with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, regarding such subject matter.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date by their respective officers thereunto duly authorized.

         LICENSOR:
Eco Science Solutions, Inc. By: /s/Jeffery Taylor _______________________________ Name: Jeffery Taylor Title: CEO LICENSEE:
Haiku Holdings, LLC By: /s/Michael Rountree _______________________________ Name: Michael Rountree Title: Owner

[SCHEDULE 1
Licensed Marks]